SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	13-2624428
(State of Incorporation or Organization)	(IRS Employer Identification no.)

270 Park Avenue New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-130051
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

☐ Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

KEYnotes Exchange Traded Notes Linked to the	NYSE Arca
First Trust Enhanced 130/30 Large Cap Index

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

     The material set forth in (i) the section captioned “Description of Debt Securities” in the Registrant’s Prospectus, dated December 1, 2005 (the “Base Prospectus”), which relates to the registrant’s registration statement on Form S-3ASR (File No. 333-130051), as supplemented by, (ii) the section captioned “Description of Notes” in the Registrant’s Prospectus Supplement, dated October 12, 2006 (the “MTN, Series E Prospectus Supplement”), to the Base Prospectus, (iii) the Product Supplement No. 137-III, dated June 6, 2008 (the “Product Supplement No. 137-III”), to the Base Prospectus and the MTN, Series E Prospectus Supplement, (iv) the Term Sheet No. 1 to the Product Supplement, dated May 21, 2008 (the “Term Sheet”) and (iv) Amendment No. 2 to Pricing Supplement no. 1270, dated June 6, 2008 (“Amendment No. 2”), is incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2. Exhibits.

1.	Indenture, dated as of May 25, 2001, among JPMorgan Chase & Co., as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, incorporated herein by reference to Exhibit 4(a)(1) to Amendment No. 1 to the registrant’s Registration Statement filed on Form S-3 (File No. 333-52826) on June 13, 2001.

2.	First Supplemental Indenture, dated as of April 9, 2008, to the Indenture, dated as of May 25, 2001, among JPMorgan Chase & Co., as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on May 7, 2008.

3.	Form of note representing the KEYnotes Exchange Traded Notes Linked to the First Trust Enhanced 130/30 Large Cap Index due 2023, incorporated herein by reference to the registrant’s Current Report of Form 8-K12B filed on May 21, 2008.

4.	Base Prospectus, MTN, Series E Prospectus, Product Supplement No. 137-III, Term Sheet No. 1 and Amendment No. 2 (incorporated herein to the extent provided above by reference to the Registration Statement on Form S-3ASR (File No. 333-130051) and the registrant’s filings under Rule 424(b), filed on December 1, 2005, October 12, 2006, August 18, 2008, May 21, 2008 and August 18, 2008, respectively).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 21, 2008	JPMORGAN CHASE & CO.

	By:	/s/ Anthony J. Horan
	Name:	Anthony J. Horan
	Title:	Corporate Secretary